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                                                                   EXHIBIT 8.2



            [LETTERHEAD OF AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.]




                                 March 15, 2000



Clear Channel Communications, Inc.
200 Concord Plaza, Suite 600
San Antonio, Texas 78216

Dear Sir or Madam:

         You have requested our opinion regarding whether the merger of CCU Merger Sub, Inc. ("Merger Sub"), a wholly owned subsidiary of Clear Channel Communications, Inc. ("Parent"), into AMFM Inc. (the "Company") (hereinafter referred to as the "Merger") will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 as amended (the "Code").

         In rendering our opinion, we have examined the Agreement and Plan of Merger, dated October 2, 1999 (the "Merger Agreement"), by and among Merger Sub, Parent and the Company, the Joint Proxy Statement/Prospectus related to the Merger and issuance of Parent Common Stock in the Merger and such other documents as we have deemed necessary. For purposes of rendering such opinion, we have assumed that the transactions contemplated by the Merger Agreement and agreements referenced therein will be consummated in compliance with all material terms and conditions as described in such agreements, none of which will have been waived or modified by Merger Sub, Parent or the Company. All capitalized terms used but not defined herein shall have the same meaning as in the Merger Agreement.

         Our opinion is based upon the current and continued correctness of certain representations made to us by Parent and the Company, as well as representations made in the Merger Agreement. Further, our opinion is based upon and assumes the accuracy of the tax certificates delivered to us by Parent and the Company. Where any such factual representation is made to the "knowledge" of a person, the factual representation is assumed to be correct without such qualification. Our opinion is also based upon current




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Clear Channel Communications, Inc.
March 15, 2000
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law, which is subject to change (possibly retroactively). Any change in the facts or law could change our conclusions and render our opinion inapplicable. In addition, if any of the assumptions made herein are incorrect, our opinion could also be rendered inapplicable.

         Based on the foregoing, it is our opinion that:

         1. The Merger of Merger Sub into the Company pursuant to the Merger Agreement will be treated as a "reorganization" within the meaning of Section 368(a) of the Code.

         2. The Company, Parent and Merger Sub will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code.

         3. No gain or loss will be recognized by Merger Sub, Parent or the Company as a result of the Merger.

         4. Stockholders of the Company will recognize no gain or loss as a result of the Merger, except with respect to any cash received for fractional shares.

         This opinion applies only to persons holding shares of Company Common Stock as capital assets and does not deal with special classes of investors, such as insurance companies, tax-exempt organizations, financial institutions, dealers in securities, foreign persons, persons who acquired shares of Company Common Stock pursuant to an exercise of employee stock options or rights or otherwise as compensation, persons that hold shares of Company Common Stock as part of a position in a "straddle" or as part of a "hedging" or "conversion" transaction for U.S. federal income tax purposes and persons with a "functional currency" other than the U.S. dollar. This opinion represents our best legal judgment and has no binding effect on the Internal Revenue Service ("IRS"). Accordingly, no assurance can be given that the IRS or a court would concur with the conclusions reached herein.

         Except as explicitly set forth above, we express no opinion as to the tax consequences to any party, whether federal, state, local or foreign, of the Merger or any transactions related thereto. We hereby consent to the reference to us under the heading "Legal Opinions" in the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. Otherwise, no reference may be made to this opinion letter in any financial



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Clear Channel Communications, Inc.
March 15, 2000
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statement, registration statement or other document, nor may this opinion letter be distributed in any manner without our prior written consent. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                  /s/ Akin, Gump, Strauss, Hauer & Feld, L.L.P.

                                      Akin, Gump, Strauss, Hauer & Feld, L.L.P.